Exhibit 10.1

CONTRIBUTION AND EXCHANGE AGREEMENT

BETWEEN

MONROAD, LLC

AND

MONGOLIA HOLDINGS, INC

Executed on December 28, 2015

Section 1.          SCHEDULES TO THE CONTRIBUTION AND EXCHANGE AGREEMENT BETWEEN MONROAD, LLC AND MONGOLIA HOLDINGS, INC.

Schedule No.	Description

1(a)	The Inventory of Monroad, LLC
1(b)	The Equipment and Machinery of Monroad, LLC
1(c)	The Office Furniture and Fixtures of Monroad, LLC
1(d)	The Automobiles, Trucks, Forklifts and Other Vehicles of Monroad, LLC
1(f)	The Other Assets of Monroad, LLC
1(i)	The Assumed Liabilities of Monroad, LLC
3(a)	Exceptions to Profits and Losses of Monroad
4(a)	The Excluded Assets of Monroad, LLC
7(a)	Exceptions to Title of Monroad, LLC
7(c)	Legal Proceedings; Claims of Monroad, LLC
7(d)	Material Agreements, Contracts, Commitments, Obligations and Understandings of Monroad, LLC
7(e)	Court Orders and Decrees of Monroad, LLC
7(g)	Governmental Licenses, Permits, Etc. of Monroad, LLC
7(h)	Hazardous Material and Nuisance
7(i)	Employee Benefit Plans
7(m)	The Holder’s Undisclosed Liabilities and Conditions of Monroad, LLC
7(n)	Compliance with Laws of Monroad, LLC
7(p)	Changes Outside of Ordinary Course of Monroad, LLC
7(r)	Cancellable Contracts
7(t)	Insurance of Monroad, LLC
7(u)	Rights of Third Parties of Monroad, LLC
12(p)	List of Agreements to be Assigned and Assumed of Monroad, LLC

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Section 2.          EXHIBITS TO THE CONTRIBUTION AND EXCHANGE AGREEMENT BETWEEN MONROAD, LLC AND MONGOLIA HOLDINGS, INC

Exhibit No.	Description

2(a)	Form of: 6% Class A Mongolia Holdings Inc. Certificate of Designation

7(l)	Monroad LLC Financial Statements

12(i)	Form of Non-Competition Agreement

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CONTRIBUTION AND EXCHANGE AGREEMENT (the “Agreement”) dated December 28, 2015 (hereinafter referred to as the “Signing Date” or the “Signing”) by and among Monroad, LLC, a Mongolian limited liability company; Garamgaibaatar Batkhuu, the sole shareholder of Monroad, LLC., or his assigns (the “Holder”); Mongolia Holdings, Inc., a Delaware corporation (“MNHD”); and HERC, LLC, a Mongolia limited liability company and wholly owned subsidiary of MNHD (“HERC”). Each party to the Agreement may occasionally be referred to as a “Party” or together may be referred to as the “Parties”.

WITNESSETH

WHEREAS, HERC is a wholly-owned subsidiary Mongolia Holdings, Inc.;

WHEREAS, the Holder is the sole shareholder of Monroad LLC, a business primarily focused on road construction and equipment rental among other activities in Mongolia (the “Business”), which Business shall continue to operate as currently organized and shall be reconstituted as wholly owned subsidiary and new business operations or businesses of HERC;

WHEREAS, the Holder wishes to contribute and HERC wishes to acquire all of the capital stock and ownership of Monroad, LLC from the Holder and certain other tangible and intangible assets associated with the Business and set forth on and set forth on Schedule I attached hereto (the “Assets”); and

WHEREAS, HERC is willing to assume certain liabilities of Monroad and the Holder is willing to transfer such liabilities.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, representations, warranties and mutual covenants appearing in this Agreement, the parties hereto hereby agree as follows:

Section 1.          Contribution.          Upon the terms and subject to the conditions set forth in this Agreement and in exchange for the MNHD Shares (defined below), at the Closing (as hereinafter defined), Holder shall contribute, assign, transfer and deliver to HERC, and HERC shall acquire, accept and take possession of all of Holder’s right, title and interest in and to all of the issued and outstanding ownership and securities of Monroad LLC (“Stock”) from the Holder. The Stock shall be conveyed free and clear of all liabilities, obligations, liens, security interests and encumbrances of any character whatsoever, except for those liabilities and obligations, if any, which are expressly assumed by HERC hereunder (the “Assumed Liabilities”), as set forth on Schedule 1(i) attached hereto.”

Section 2.          Exchange. In full consideration for the contribution, transfer, conveyance, assignment and delivery of the Stock by Holder to HERC as set forth in Section 1 and in reliance upon the representations and warranties made herein by Holder and for other consideration set forth herein, MNHD hereby agrees to deliver to Holder at the Closing (as hereinafter defined) ONE MILLION (1,000,000) Shares of 6% Series A Convertible Preferred Shares of MNHD (the “MNHD Shares”) in the form of Certificate of Designation and Preferences annexed hereto as Exhibit 2(a), with a face value of Sixteen Dollars ($16.00) per share in exchange for the Stock.” MNHD Shares shall be delivered to Holder at the Closing as described in Section 3 below.

Section 3.          Description of Components of Contribution and Exchange.

(a)          Contribution and Exchange at Closing. Upon the completion by the parties of their respective closing conditions under this Agreement (unless waived in writing by the parties hereto), HERC shall deliver to Holder the MNHD Shares, in exchange for delivery of the Stock at the Closing.

(b)          Effective Date. The parties hereto agree that the contribution of the Stock in exchange for the MNHD Shares shall be accounted for as if such transactions had occurred prior to the opening of business on the Closing Date (the “Effective Date”) regardless of when the Closing in fact occurs. MNHD shall realize any operating profit or loss from the operation of Monroad LLC after the Effective Date, except as set forth on Schedule 3(b) attached hereto.”

Section 4.          Conversion. The MNHD Shares shall be convertible at any time, and from time to time, into such number of shares of MNHD Common Stock so that the total one million MNHD Shares, on a fully converted basis, will be equal to 49% of the total issued and outstanding common shares of MNHD, at the time of the Closing, which shall be more fully described in the Certificate of Designation and Preferences annexed hereto as Exhibit 2(a). Notwithstanding the foregoing, the holders of the MNHD Shares shall have no preemptive rights nor anti-dilution protection post closing other than for splits, dividends and similar combinations of MNHD Common Stock.

Section 5.          Non-Assumption of Liabilities. It is understood and agreed by the parties hereto that the Stock and underlying Assets will be sold, conveyed, transferred and assigned to HERC at the Closing free and clear of all liens, charges and encumbrances whatsoever, and it is further understood and agreed by the parties hereto that HERC does not assume, accept or undertake any obligations, commitments, duties, debts or liabilities of any kind whatsoever (the “Obligations”), except for the Assumed Liabilities assumed by HERC pursuant to this Agreement as listed in Schedule 1(i) attached hereto.

Section 6.          Signing and Closing. The Signing Date shall take place on December 28, 2015. The closing of contribution and exchange of the Stock provided for in Sections 1 and 2 of this Agreement (the “Closing”) shall take place only after exchange of written confirmation from one Party to other, that Condition Precedent obligations have been fully satisfied, or waved. The Place of the closing shall be the New York Offices of Davidoff Hutcher & Citron LLP on or around the 30th day of January, 2016, or such other time and place as the parties may agree. The day on which the Closing occurs is sometimes hereinafter referred to as the “Closing Date.”

Section 7.          Representations and Warranties of the Holder. The Holder warrants and represents to HERC and MNHD as follows:

(a)          Title. Except as set forth in Schedule 7(a) of this Agreement, the Holder owns, and at the Closing shall have, good, valid and marketable title to the Stock and underlying Assets and full right to transfer title to the Stock and Assets free and clear of all liens, mortgages, charges, liabilities, claims, security interests or encumbrances of every type whatsoever, except the Assumed Liabilities, statutory liens and liabilities created by HERC.

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Except as set forth in Schedule 7(a) of this Agreement, the contribution, conveyance, transfer and delivery of the Stock by the Holder to HERC pursuant to this Agreement will transfer full legal and equitable right, title and interest in the Stock and underlying Assets to HERC, free and clear of all liens, mortgages, charges, claims, liabilities, security interests and encumbrances of any nature whatsoever, except the Assumed Liabilities, statutory liens and liabilities created by HERC.

(b)          Capacity; Organization; Existence. The Holder has full capacity to enter into and perform under this Agreement, and all other agreements to be entered into in connection with the transactions contemplated hereby (the “Other Agreements”) and to consummate such transactions; and no other consent or joinder of any other persons or corporations is required. This Agreement has been, and each of the Other Agreements executed by the Holder hereunder will at the Closing, be duly authorized, executed and delivered by the Holder. This Agreement constitutes, and each of the Other Agreements executed by the Holder will constitute, the legal, valid and binding obligations of the Holder enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally or by general equitable principles. Monroad, LLC is duly organized and validly existing under the laws of Mongolia. Monroad, LLC has full power and authority to conduct its business as it is now being conducted and is duly qualified to do business in each jurisdiction where the nature of the property owned or leased, or the nature of the business conducted by the Holder requires such qualification. Monroad, LLC has all necessary licenses and authority to operate its business as now being conducted in Mongolia.

(c)          Legal Proceedings; Claims. Except as set forth in Schedule 7(c) of this Agreement, the Holder and Monroad, LLC is not a party to any pending litigation, arbitration or administrative proceeding or investigation, with respect to or relating to the Stock or underlying Assets or the Business and, to the Holder’s knowledge and belief, no litigation, arbitration or administrative proceeding or investigation that would have a material adverse effect on the Stock or underlying Assets or the Business is threatened. Except as set forth in Schedule 7(c) of this Agreement, there are no warranties or other claims pending relating to any products or services sold by the Business.

(d)          Description of Material Contracts. Schedule 7(d) contains a complete and correct list as of the date hereof of all material agreements, contracts and commitments, obligations and understandings which are not set forth in any other Schedule delivered hereunder, of the following types, written or oral (the “Material Agreements”) which relate to the Business and to which Monroad, LLC and the Holder is a party or by which it or any of its properties are bound, as of the date hereof:

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Security agreements and other agreements and instruments relating to the borrowing of money or extension of credit; stock option, pension, retirement, deferred compensation, hospitalization and other life, health or disability insurance, holiday, sick leave, severance, vacation, tuition reimbursement, personal loan and product purchase discount, policy manuals, or other plans, agreements, trusts, funds or arrangements for the benefit of employees (whether or not legally binding); and (ii) purchase contracts or other contracts. All of the Material Agreements constitute valid and legally binding obligations of the parties thereto, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally or by general equitable principles, are in full force and effect and, except as otherwise specified in Schedule 7(d), are validly assignable to HERC without the consent of any party so that, after the assignment thereof to HERC pursuant hereto, HERC will be entitled to the full benefits thereof. There is not under any Material Agreement any existing default by Monroad, LLC or the Holder, or event, which, after notice or lapse of time, or both, would constitute a default or result in a right to accelerate or loss of rights under any Material Agreement. The Holder and Monroad, LLC have not received any written notice of termination of any Material Agreement. True and complete copies of all of the Material Agreements have been made available to HERC.

(e)          Court Orders and Decrees. Except as set forth on Schedule 7(e), the officers of Monroad, LLC or the Holder have not received written notice that there is outstanding, pending, or threatened any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal against or affecting the Stock, Business or underlying Assets.

(f)          Approvals and Authorizations. The Holder and Monroad, LLC have obtained all necessary consents, approvals or authorizations in connection with the transactions contemplated hereby that are required by law in order to make this Agreement binding upon the Holder and Monroad, LLC, except for those consents, approvals or authorizations which individually or in the aggregate would not have a materially adverse effect on the Stock, or underlying Assets or the Business.

(g)          Governmental Licenses. Schedule 7(g) attached hereto contains a correct and complete list of all governmental and administrative consents, permits, appointments, approvals, licenses, certificates and franchises which are required in connection with the Business of Monroad, LLC and the Holder’s execution, delivery or performance of this Agreement, all of which have been obtained and are in full force and effect. The Holder or Monroad, LLC have not received any written notice of any violation with respect to any such consent, permit, license or other regulatory order that remain unabated. Except as set forth on Schedule 7(j), the Holder and Monroad, LLC is in material compliance with all Laws and Environmental Laws material to the Business, its properties or operation as presently conducted.

(h)          Hazardous Material and Nuisance. Except as disclosed on Schedule 7(h) attached hereto, to Holder’s and Monroad, LLC’s knowledge there are no claims pending or threatened against the Holder or Monroad, LLC relating to the Business and/or the Stock or underlying Assets, for, with respect to, or as direct or indirect result of, the presence on or under, or the escape, seepage, leakage, spillage, discharge, or emission discharging, from the real property of the Holder or Monroad, LLC of any “Hazardous Material,” including, without limitation, any losses, liabilities, damages, injuries, costs, expenses, reasonable fees of counsel or claims asserted or arising under any environmental protection law of Mongolia or any other applicable national or local statute, law, ordinance, code, rule, regulation, order or decree now or at any time hereafter in effect, regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Material.

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(i)          Employee Benefit Plans. Except as disclosed on Schedule 7(i) attached hereto, there is not now nor, since the Holder has owned the Business, has there ever been any “Employee Benefit Plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), or any other profit sharing, deferred compensation, bonus, stock option, stock purchase, pension or other compensation plan, or any other plan or arrangement to benefit employees maintained or contributed to by Monroad, LLC or the Holder or any person, firm or corporation (an “Affiliate”) which are members of a “controlled group of corporations” (within the meaning of Section 414(b) of the Code, except that 50% will be substituted for 80% in Section 1563(a) of the Code) with the Holder and in which any of the employees of Monroad, LLC and the Holder or any Affiliate participates or is eligible to participate. No funding deficiency exists or has existed with respect to any Employee Benefit Plan covering any present or former employee of the Monroad, LLC or the Holder or any Affiliate which may cause or result in a lien upon any of the Stock, Business or underlying Assets.

(j)          Absence of Certain Business Practices. Neither the Holder, Monroad, LLC nor to their knowledge, any of its officers, employees or agents acting on their behalf, nor any other person acting on their behalf, has, directly or indirectly, within the past three (3) years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder Monroad, LLC or the Business (or assist Monroad, LLC or the Holder in connection with any actual or proposed transaction) that (i) might subject Monroad, LLC or the Holder to any damage or penalty in any civil, criminal or governmental litigation or proceeding, or (ii) if not given in the past would have had a materially adverse effect on the Stock or underlying Assets, business or operation of the Business and if not continued in the future, would adversely affect the Stock or underlying Assets, the Business or its operations or prospects.

(k)          Brokers. Monroad, LLC and the Holder have not entered into and will not enter into any agreement, arrangement or understanding with any person or firm which will result in an obligation of HERC or MNHD to pay any finder’s fee, brokerage commission, or similar payment in connection with the transactions contemplated by this Agreement.

(l)          Financial Statements. The Holder has delivered to HERC during the process of HERC’s due diligence investigation copies of all financial statements requested by HERC (hereinafter collectively called the “Financial Statements”) and which are attached hereto as Exhibit 7(l). The Financial Statements were prepared by management of the Holders in the ordinary course of business and audited by Od Burtgel Audit LLC, Mongolian Certified Accountants, for periods through and including the period ended December 31, 2014 (the “Balance Sheet Date”) and are materially complete and correct as shown on and as prepared from the books and records of the Monroad, LLC and fairly present the financial condition of Monroad, LLC as at their respective dates and the results of Monroad, LLC operations for the periods covered thereby, and are true and correct statements in all material respects of the financial condition of Monroad, LLC at such Balance Sheet Date, and do not include or omit to state any fact which renders such Financial Statements materially false or misleading. The Financial Statements of the Business are prepared in accordance with International Financial Reporting Standards (“IFRS’).

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(m)          Absence of Undisclosed Liabilities and Conditions. Except as and to the extent reflected or reserved against on the face of the Financial Statements, and subject to the representations set forth in (l) above, or as set forth on Schedule 7(m) attached hereto, as of the Closing Date, the Business had no debts, liabilities or obligations (whether due or to become due, absolute, accrued, contingent or otherwise) of any nature whatsoever, including, without limitation, any foreign or domestic tax liabilities or deferred tax liabilities incurred in respect of or measured by the Business’ income, or its period prior to the Closing or any other debts, liabilities or obligations relating to or arising out of any act, transaction, circumstance or state of facts which occurred or existed on or before the Closing Date, whether or not then known, due or payable. The Financial Statements do not include any assets or liabilities of any entity other than the Monroad, LLC, nor any expense of any entity other than Monroad, LLC. The Holder and Monroad, LLC have no knowledge of any currently existing facts that materially adversely affect the Stock, Business or underlying Assets.

(n)          Compliance With Laws. Except as disclosed on Schedule 7(n), to Holder’s and Monroad, LLC’s knowledge the operations and activities of Monroad, LLC and the Business concerning the Stock or underlying Assets have previously and continued to comply in all respects with all applicable Mongolian laws, statutes, codes, ordinances, rules, regulations, permits, judgments, orders, writs, awards, decrees or injunctions (collectively, the “Laws”), as in effect on or before the date of this Agreement, including, without limitation, all rules and regulations of the equivalent Mongolian Occupational Safety and Health Administration. Neither the ownership nor use of the Stock or underlying Assets nor the conduct of the Business as presently conducted conflicts with the rights of any other person, firm or corporation or violates, or with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of the Monroad, LLC’s Certificate of Formation or By-laws as presently in effect, or any lien, encumbrance, mortgage, deed of trust, lease, license, agreement, understanding (hereinafter collectively referred to as “Liens”), or Laws to which Monroad, LLC and Holder is a party or by which it or Monroad, LLC, the Business, Stock or underlying Assets may be bound or affected. The Holder and Monroad, LLC have not received any written notice or communication from any third party asserting a failure to comply with any Laws, nor has Monroad, LLC or the Holder received any written notice that any authority or third party intends to seek enforcement against it to compel compliance with any such Laws.

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(o)          Taxes. As of the Closing Date, all taxes, including, without limitation, income, property, sales, use, franchise, added value, employees’ income withholding and social security taxes, imposed by any governmental entity whatsoever, which are due or payable by Monroad, LLC or the Holder in connection with Monroad, LLC or the Business, and all interest and penalties thereon, have been paid in full, all tax returns required to be filed in connection therewith have been timely filed and all deposits required by law to be made by Monroad, LLC and the Holder with respect to employee’s withholding taxes have been duly made. Monroad, LLC and the Holder have not been delinquent in the payment of any tax, assessment or governmental charge or deposit and have no tax deficiency or claim outstanding, proposed or assessed against it. Except for amounts accrued, but not payable as of the Effective Date, (i) the Monroad, LLC or Holder is not liable for the payment of any taxes relating to the Stock, or underlying Assets or the operation of Monroad, LLC or the Business, and (ii) HERC shall have no liability for any taxes related to the ownership or operation of Monroad, LLC, the Stock or underlying Assets or the Business prior to the Effective Date. The Holder or Monroad, LLC does not know of any tax deficiency or claim outstanding, proposed, or assessed against it with respect to any taxes, including, without limitation, income, property, sales, use, franchise, valued-added, employees’ income withholding, and social security taxes imposed by the Mongolia or by an foreign country or by any state, municipality, subdivision, or instrumentality of Mongolia or of any foreign country, or by any other taxing authority that could have a material effect on HERC, Monroad, LLC, the Stock or underlying Assets, or the Business, or result in the imposition of a tax lien upon any of the Stock or underlying Assets.

(p)          Absence of Changes or Events. Without limiting the foregoing, since the Balance Sheet Date and through the Signing Date, there has been no material adverse change in the Business or Monroad, LLC. Except as set forth in Schedule 7(p) attached hereto, since the Balance Sheet Date, Monroad, LLC and the Holder have conducted its business only in the ordinary course and has not:

(i)          Incurred any obligation or liability, except current liabilities for trade or business obligations incurred in the ordinary course of business and consistent with its prior practice, none of which liabilities materially and adversely affects Monroad, LLC, the Stock or underlying Assets or the Business;

(ii)         Mortgaged, pledged or subjected to lien, charge, security interest or any other encumbrance or restriction on any of Monroad, LLC, the Stock or underlying Assets;

(iii)        Except for the sale of Inventory, in the ordinary course of business, sold, transferred, leased to others or otherwise disposed of any of Monroad, LLC, the Stock or underlying Assets;

(iv)        Received any notice of termination of any agreement or suffered any damage, destruction or loss which has had or, with the passage of time, could have a material adverse effect on Monroad, LLC, the Stock or underlying Assets or the Business;

(v)         Made any change in its pricing, advertising or personnel practices inconsistent with Monroad, LLC’s prior practice and prudent business practices prevailing in the industry;

(vi)        Suffered any change, event or condition which, has had or may have a material adverse effect on Monroad, LLC, the Stock or underlying Assets, the Business or the operations or prospects thereof,

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(vii)       Entered into any transaction, contract or commitment other than in the ordinary course of business which had a material adverse effect on Monroad, LLC, the Stock or underlying Assets or the Business; or

(viii)      Instituted, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to Monroad, LLC, the Holder, the Stock or underlying Assets or the Business.

(q)          Accounts Receivable; Inventory.

(i)          The Accounts Receivable of Monroad, LLC are valid subsisting claims for the aggregate amounts thereof reflected in the Financial Statements net of the reserves or allowances for doubtful receivables reflected in the Financial Statements or thereafter in the Monroad, LLC’s books and records uniformly maintained in accordance with the Financial Statements, accounted for in accordance with IFRS, and the Holder or Monroad, LLC knows of no reason that would make such Accounts Receivable, taken as a whole, not collectible.

(ii)         The Inventory of the Monroad, LLC (a) has been purchased in the ordinary course of business, (b) has been fully paid for unless otherwise reflected in the Financial Statements, (c) is marketable or adequate provision for obsolescence has been provided, and (d) Monroad, LLC or the Holder knows no reason that would make such Inventory, taken as a whole, not marketable.

(r)          Labor Relations. The Holder and Monroad, LLC, in connection with the Business, is not (i) a party to any collective bargaining agreement relating to any of its employees and its employees have not recognized, are not required to recognize, and have not received a demand for recognition by, any collective bargaining representative, (ii) a party to any contract with and has no liability to any of its employees, agents, consultants, officers, sales representatives, distributors or dealers that is not cancelable by Monroad, LLC without penalty on not more than thirty (30) days’ notice, except as set forth on Schedule 7(r) attached hereto, (iii) subject to any strike or work stoppage in effect or threatened against Monroad, LLC or the Business nor has any strike or work stoppage been authorized by any order, writ, injunction or decree of any court of Mongolia or any foreign federal, state, municipal or other governmental agency or instrumentality.

(s)          Books and Records. The books and records of the Monroad, LLC are, in all material respects, complete and correct and have been maintained in accordance with standard business practice.

(t)          Insurance. Schedule 7(t) contains a correct and complete description of all policies of insurance by or on behalf of the Monroad, LLC or Holder in which Monroad, LLC or the Holder is named as an insured party, beneficiary or loss payable payee. The Holder and Monroad, LLC have at all times prior to the date hereof maintained and will at all times prior to the Closing Date maintain such insurance coverage. There is no default notice of cancellation or non-renewal with respect to any material provision contained in any such policy. Schedule 7(t) contains a correct and complete description of all outstanding insurance claims in excess of $5,000 made by or against Monroad, LLC or the Holder for damage to or loss of property or income which have been referred to insurers or which Monroad, LLC or the Holder believes to be covered by commercial insurance within the five years preceding the Effective Date.

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(u)          Rights of Third Parties. Other than as disclosed in Schedule 7(u), or specifically provided for in this Agreement, the Holder and Monroad, LLC have not entered into any leases, licenses, easements or other agreements, recorded or unrecorded, granting rights to third parties in any real or personal property of Monroad, LLC or the Holder, and no person or other corporation has any right to possession, use or occupancy of any of the Assets of Monroad, LLC or the Business.

(v)         Relationships with Vendors and Customers. The Holder and Monroad, LLC have no knowledge of any present conditions or state of facts or circumstances which would materially adversely affect Monroad, LLC or the Business after the Closing Date. To Monroad, LLC or the Holder’s knowledge its relationships with its customers, clients and vendors are satisfactory. The Holder and Monroad, LLC have no knowledge of any material outstanding claims of any of its customers or clients presently outstanding, pending or threatened against them. The Holder and Monroad, LLC have no knowledge of any present condition or state of facts or circumstances which would prevent the Business and operations of Monroad, LLC from being carried on by HERC after the Closing Date in essentially the same manner as it is presently being carried on.

(w)          Schedules. The Holder and Monroad, LLC have delivered to HERC complete and correct Schedules, in form and substance reasonably acceptable to HERC, as of the Signing Date, and complete and correct copies of the documents and other material from which such schedules were compiled.

(x)          Accuracy. No representation, warranty, covenant or statement by the Holder or Monroad, LLC in this Agreement, the Schedules attached hereto and the certificates or other documents furnished or to be furnished to HERC pursuant hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not false or materially misleading.

Section 8.          Representations and Warranties of HERC and MNHD. Each of HERC and MNHD, jointly and severally, warrants and represents to the Holder as follows:

(a)          Capacity. HERC and MNHD have full right, power and capacity to execute, deliver and perform their respective obligations under this Agreement and the other documents required to be executed by HERC or MNHD in connection herewith and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement will not, constitute a breach of any term or provision of the certificate of incorporation or by-laws of HERC or MNHD or constitute a default under any material law, rule, regulation, indenture, instrument, mortgage, deed of trust, or other agreement or instrument to which HERC or MNHD is a party or by which they are bound.

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(b)          Organization.

(i)          HERC is a corporation duly organized, validly existing and in good standing under the laws of Mongolia, and is a wholly owned subsidiary of Mongolia Holdings, Inc. HERC has the corporate power and authority to carry on its business as now conducted and as will be conducted as supplemented by the Business, and to own, lease or operate the properties and assets now used by it in connection with Monroad, LLC and the Business following the Closing Date.

(ii)         MNHD is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and MNHD has corporate power and authority to carry on its business as now conducted and to own, lease or operate the properties and assets now used by it in connection therewith. MNHD is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification necessary. All of the MNHD Shares upon issuance shall be validly issued, fully paid and non-assessable.

(c)          Consents and Approvals. No governmental license, permit or authorization, and no registration or filing with any court, governmental authority or regulatory agency, is required in connection with HERC’s and MNHD’s execution, delivery or performance of this Agreement.

HERC and MNHD each shall execute, deliver and perform its obligations under this Agreement and no consent or other approval or any other party is required to be obtained by HERC or MNHD in connection with the transactions contemplated hereby.

(d)          Legal Proceedings. Neither MNHD nor HERC is a party to or affected by any pending litigation, arbitration or any governmental proceeding or investigation that would in any manner affect its entering into this Agreement or performing the transactions contemplated hereby or that might result in any material and adverse change in the financial condition, business or properties of HERC or MNHD and to the best of their respective knowledge no such litigation, arbitration, proceeding or investigation is threatened.

(e)          Accuracy. No representation, warranty, covenant or statement by HERC or MNHD in this Agreement, any Exhibit attached hereto, the Schedules attached hereto and the certificates or other documents furnished or to be furnished to the Holder pursuant hereto (including the Schedules, if any, provided for in this Section 8 and Exhibits thereto), contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not false or materially misleading.

(f)          Binding Obligation. This Agreement, and any other agreement required to be delivered by HERC or MNHD pursuant to this Agreement, has been duly executed and delivered by HERC and MNHD and constitutes the legal, valid and binding obligation of HERC and MNHD, enforceable against HERC and MNHD in accordance with its terms, except to the extent that such enforceability may be limited by general principles of equity or bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally. All action of the Board of Directors of HERC and MNHD and all other corporate action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly taken.

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(g)          Brokers; Finders. With the exception of the introducing firm, Liberty Partners, LLC, or as otherwise disclosed, no agent, broker, investment banker, person or firm acting on behalf of HERC or MNHD or any firm or corporation affiliated with HERC or MNHD or under their authority is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee directly or indirectly from the Holder or any person or entity affiliated with the Holder in connection with any of the transactions contemplated hereby.

Section 9.          Survival of Representations and Warranties. All representations and warranties made by Monroad, LLC, the Holder or HERC and MNHD in this Agreement, including, without limitation, all representations and warranties made in any Exhibit or Schedule hereto or certificate delivered hereunder, shall survive the Closing until and through the first anniversary of the Closing Date (the “Survival Date”) provided, however, that all representations and warranties made by the Monroad, LLC and the Holder in Sections 7(h), 7(i), 7(n) and 7(o) hereof shall survive the Closing until and through one (1) month after the expiration of the applicable statute of limitations (the “Extended Survival Date”).

Section 10.         Covenants of the Holder and Monroad, LLC. The Holder and Monroad, LLC hereby covenant and agree:

(a)          Further Assurances. The Holder and Monroad, LLC hereby agree that from time to time at the reasonable request of HERC or MNHD, and without further consideration, to execute and deliver such additional instruments and to take such other action as HERC or MNHD may reasonably require to convey, assign, transfer and deliver the Stock, underlying Assets and Business of Monroad, LLC, and otherwise to carry out the terms of this Agreement.

(b)          Access to Information; Confidentiality.

(i)          Subsequent to the date hereof and prior to the Closing Date, the Holder and Monroad, LLC will continue to give to HERC, MNHD, their counsel, accountants, and other representatives, full and free access to all properties, books, contracts, commitments and records of Monroad, LLC and the Holder relating to the Stock or underlying Assets so that HERC and MNHD may have full opportunity to make such investigation as they shall desire. HERC and MNHD covenant and agree to notify Monroad, LLC and Holder of any misrepresentation or breach of warranty of which either becomes aware as a result of any such investigation.

(ii)         From and after the date of this Agreement until the Closing or the termination of this Agreement, the Holder, Monroad, LLC and their respective employees and representatives will maintain the confidentiality of all documents and information of a confidential nature disclosed to either of them in the course of their negotiations and the their due diligence review of MNHD and HERC and will in no event use any such confidential information for any purpose other than for the evaluation of the transactions contemplated herein and in the event of termination of this Agreement will destroy all copies of documentation which MNHD or HERC may have delivered to Monroad LLC or the Holder and will not use any confidential information from the MNHD or HERC for their own benefit.

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(c)          Closing Documents. The Holder and Monroad, LLC shall execute and deliver all instruments and documents required under Section 12 as a condition precedent to the Closing hereof and take all action required to carry out the terms of this Agreement and to consummate the transactions contemplated hereby.

(d)          Conduct of Business. From the date of this Agreement to the Closing Date, except as expressly disclosed in the Schedules to this Agreement, the Holder and Monroad, LLC shall conduct its operations as engaged in at the date of this Agreement according to its ordinary course of business, shall maintain its records and books of account in a manner that fairly and currently reflects its financial condition and results of operations and shall not engage in any transactions other than as contemplated by this Agreement.

Section 11.         Covenants of HERC and MNHD. HERC and MNHD hereby covenant and warrant as follows:

(a)          Noninterference. HERC and MNHD shall not take or omit to take any action that (i) if taken or omitted on or before the date of this Agreement, would make untrue any of the representations and warranties contained in Section 8 of this Agreement, or (ii) would interfere with HERC’s or MNHD’s ability to perform or would prevent performance of any of its obligations under this Agreement or any of the other agreements or instruments provided for herein.

(b)          Closing Documents. HERC and MNHD shall execute and deliver all instruments and documents required under Section 15 as a condition precedent to the Closing hereof and take all action required to carry out the terms of this Agreement and to consummate the transactions contemplated hereby.

(c)          Confidentiality. From and after the date of this Agreement until the Closing or the termination of this Agreement, HERC, MNHD and their respective employees and representatives will maintain the confidentiality of all documents and information of a confidential nature disclosed to either of them in the course of their negotiations and HERC’s and MNHD’s due diligence review of Monroad, LLC and will in no event use any such confidential information for any purpose other than for the evaluation of the transactions contemplated herein and in the event of termination of this Agreement will destroy all copies of documentation which Monroad, LLC or Holder may have delivered to MNHD or HERC and will not use any confidential information from the Holder or Monroad LLC for their own benefit.

Section 12.         Conditions Precedent to HERC’s and MNHD’s Obligations. The obligations of HERC and MNHD under this Agreement are subject to the following conditions (any of which may be waived in writing in whole or in part by HERC or MNHD):

(a)          There shall not have been any breach of the representations, warranties, covenants and agreements of the Holder contained in this Agreement or the Schedules hereto and all such representations and warranties shall be true at all times on or before the Closing as if given at such times, except to the extent that any such representation or warranty is expressly stated to be true as of some other time.

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(b)          Monroad LLC and the Holder shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date. All documents and instruments required in connection with this Agreement shall be reasonably satisfactory in form and substance to HERC and MNHD.

(c)          HERC shall have received a certificate dated the date of the Closing and signed by the Holder, certifying that the conditions specified in subsections (a) and (b) above have been fulfilled.

(d)          HERC shall have received a certificate dated the date of the Closing and signed by the Holder and Monroad LLC, certifying that there has been no material adverse change in Monroad, LLC, the Stock or underlying Assets since the Signing Date and the Holder and Monroad LLC have operated the Business in the ordinary course.

(e)          The Holder shall have obtained and delivered to HERC any required consents or approvals of any other third parties whose consent is required to the transactions contemplated hereunder.

(f)          HERC shall have received documentation and such other good and sufficient instruments of transfer and conveyance as, in the reasonable opinion of counsel to HERC or MNHD, shall be effective to vest in HERC good and valid title to the Stock, Business or underlying Assets, as herein provided.

(g)          HERC shall have received originals or certified copies, reasonably satisfactory in form and substance to HERC, of all such corporate documents of Monroad LLC and the Holder as HERC shall reasonably require, including without limitation the following:

(i)          the Articles of Formation of Monroad LLC and all amendments thereto and restatements thereof certified as of a recent date by the appropriate agency;

(ii)         the Operating Agreement of Monroad LLC and all amendments thereto and restatements thereof certified as of the Closing Date by an officer of Monroad LLC and the Holder;

(iii)        certificate of existence from the by the appropriate agency, certifying as of a recent date that the Monroad, LLC exists and is in good standing under the laws of Mongolia;

(h)          HERC shall have received certified resolutions of Monroad, LLC and the Holder authorizing the transactions contemplated by this Agreement.

(i)          The Holder shall enter in a Non-Competition Agreement with HERC in the form annexed hereto as Exhibit 12(i).

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(j)          HERC shall have received assumption and assignment agreements for each agreement requiring such agreement to be executed in order to be assigned and such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance satisfactory to HERC, as shall be effective to vest in HERC good and marketable title to the Stock, Monroad, LLC, the Business or underlying Assets to put HERC in actual possession and operating control thereof and to assist HERC in exercising all rights with respect thereto as set forth on Schedule 12(j) attached hereto.

(k)          Since the Balance Sheet Date and through the Closing Date, there shall not have occurred any material change in the Stock or underlying Assets or the condition (financial or otherwise) of Monroad, LLC, the Business, its properties or prospects.

(l)          HERC shall have received all documents required to be delivered to HERC under any other provision of this Agreement.

(m)          HERC shall have received a Certificate of Incumbency identifying the Officers and Managers of the Monroad, LLC before Closing.

(n)          All applicable Mongolian, foreign, state or local filing and licensing requirements related to or in connection with the proposed transaction have been satisfied, and all applicable Mongolian, foreign, state or local regulatory approvals required to consummate the proposed transaction have been received.

Section 13.         Condition of Assets.

(a)          Except as otherwise provided herein, the Fixed Assets will be transferred “as is, where is and with all faults.”

(b)          It is understood and agreed that the contribution and exchange transaction has been adjusted by prior negotiation to reflect that the Fixed Assets are indirectly contributed by Holder and accepted by HERC subject to the foregoing.

Section 14.         Risk of Loss; Damage to or Destruction of Assets.

Holder assumes all risks and liability for damage or injury occurring to the Assets by fire, storm, accident, or other casualty until the Closing has been consummated. If the Assets sustain major or material damage during the period from and after the Signing Date and prior to the Closing caused by fire or other casualty, either Holder or HERC may respectively elect to terminate this Agreement by written notice to the other within fifteen (15) days after notice of such event, or at Closing, whichever is earlier. If neither Holder nor HERC so elects pursuant to this Section 14 to terminate its obligations under this Agreement, the Closing will take place as provided herein and Holder will have no obligation of repair or replacement.

Section 15.         Conditions Precedent to the Holder’s Obligations. The obligations of the Holder under this Agreement are subject to the following conditions (any of which may be waived in writing in whole or in part by the Holder):

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(a)          There shall not have been any breach of the representations, warranties, covenants and agreements of HERC or MNHD contained in this Agreement, and all such representations and warranties shall be true at all times at and before the Closing, except to the extent that any such representation or warranty is expressly stated to be true as of some other time.

(b)          HERC and MNHD each shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by either of them. All documents and instruments required in connection with this Agreement shall be reasonably satisfactory in form and substance to the Holder.

(c)          The Holder shall have received a certificate dated the date of the Closing and signed by HERC and MNHD, certifying that the conditions specified in subsections (a) and (b) above have been fulfilled.

(d)          At the Closing, Holder shall have received the MNHD Shares as set forth in Sections 2 and 3 hereof.”

(e)          The Holder shall have received copies of the minutes and resolutions of the Board of Directors of HERC and MNHD showing the authorization and approval by such Boards of the execution and delivery by HERC and MNHD to the Holder of this Agreement and the agreements and instruments provided for herein and of the performance of the obligations of HERC and MNHD under this Agreement and such other instruments and agreements, and evidencing the authority of each person executing this Agreement and such other instruments and agreements on behalf of each of them to do so, certified as of a recent date by an officer of HERC and MNHD, as the Holder may reasonably request.

(f)          The Holder shall have received a certificate of good standing from each of HERC and MNHD and a certificate of incumbency identifying the officers and directors of HERC and MNHD immediately before Closing.

(g)          The Holder shall have received all documents required to be delivered to the Holder under any other provision of this Agreement.

(h)          The common shares of MNHD, as quoted on OTC Markets, shall have traded at a price equal to or above two US dollars per share ($2.00) on the last trading day before the Closing.

(i)          The Hertz Equipment Rental franchise license for Mongolia shall remain in full force and effect.

(j)          Two obligations recorded in Item 13 of the most recent MNHD Form 10K, in the amounts of $731,198 and $798,361 (as of year end 2014) shall each be released in an amount equal to 90% of the now current obligation, under a Board approved plan of conversion to common stock.

(k)          The Holder shall be satisfied that liquidity and resources are sufficient to execute the newly envisioned strategy of the business operations combined under this Agreement.

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Section 16.         Conditions Precedent to Obligations of Both Holder and HERC. The obligations of both the Holder and HERC to complete this transaction shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a)          No Injunctions. No action or proceeding shall have been instituted or threatened by any public authority or private person prior to the Closing before any court or administrative body to restrain, enjoin or otherwise prevent the consummation of this transaction or to recover any damages or obtain other relief as a result of this transaction.

(b)          Due Diligence. The Holder and HERC shall each have been afforded the opportunity to complete their respective due diligence and conduct a review of the business and prospects of the other, and shall be reasonably satisfied as to such business and prospects.

(c)          Consents. Any consent to the transaction considered by Monroad, LLC, the Holder or HERC to be necessary or advisable under any agreement or contract, the withholding of which might have, in the judgment of the Holder or HERC, a material adverse effect on the financial condition of the Business, shall have been obtained.

(d)          Approval. Approval by the respective shareholders or members (if required) and Boards of Directors or Managers, and to all requisite corporate authorizations, of the parties thereto.

Section 17.         Termination.

(a)          This Agreement may be terminated at any time prior to the Closing Date:

(i)          By mutual written consent of the Holder, HERC and MNHD; or (ii) By HERC, if the Holder has materially breached any of its representations, warranties or covenants under this Agreement; or (iii) By the Holder, if HERC or MNHD have materially breached any of its representations, warranties or covenants under this Agreement, or (ii) By either party if the Closing has not occurred by March 30, 2016 (the “Exclusivity Period”).

(b)          In the event of termination of this Agreement, Sections 10 (b)(ii), 11(c), 23, 24, 26, and 29 of this Agreement shall survive any such termination.

Section 18.         Exclusivity. The Holder, Monroad, LLC and their affiliates and their respective officers, directors, employees and agents shall not initiate, solicit, encourage, directly or indirectly, or accept any offer or proposal, regarding the possible acquisition by any person other than HERC and MNHD (including any material assets) and shall not (other than in the ordinary course of business as heretofore conducted) provide any confidential information regarding Monroad, LLC, its assets or business to any person other than HERC and its representatives for a period ending the earlier of (i) July 1, 2016, or (ii) termination by HERC or MNHD as set forth in paragraph 17 above (the “Exclusivity Period”), unless HERC and Holder mutually agree to an extension of the Exclusivity Period.

Section 19.         Bulk Sale Act. The Holder and HERC agree to waive compliance with all applicable State Bulk Sales Acts and the rules and regulations promulgated thereunder.

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Section 20.         Orderly Transfer. The Holder and Monroad, LLC shall, and hereby agrees to, cooperate with HERC and MNHD in all reasonable ways, at no direct or indirect cost to HERC or MNHD, in effecting any orderly transfer to HERC of the Stock, Business or underlying Assets to be acquired by HERC hereunder.

Section 21.         Parties in Interest. Subject to Section 32, this Agreement shall be binding upon and shall inure to the benefit of the parties and their successors and assigns. Nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm, or corporation other than the parties hereto any rights or remedies under or by reason hereof.

Section 22.         Entire Agreement. This instrument, including the Schedules and Exhibits hereto contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof. All references herein to this Agreement shall specifically include, incorporate and refer to the Schedules and Exhibits attached hereto which are hereby made a part hereof. There are no representations, promises, warranties, covenants, undertakings or assurances (express or implied) other than those expressly set forth or provided for herein and in the other documents referred to herein. This Agreement may not be modified or amended orally, but only by writing signed by all the parties hereto.

Section 23.         Governing Law; Consent to Jurisdiction. This Agreement and all rights and obligations hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to agreements made and to be performed wholly within said State, without regard to the conflicts of laws principles of such State.

Section 24.         Expenses. Each party hereto shall pay its own expenses and fees incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby, except as hereinafter described.

Section 25.         No Fault. In the event of a failure to Close, for any reason including default by either Party, notwithstanding anything to the contrary contained in this Agreement, neither Party shall be liable to the other for any direct, consequential, special, indirect, incidental, exemplary or punitive damages of any kind or nature whatsoever, or any transaction cost, advisory fee, lost income or profits, regardless of whether arising from breach of contract or tort, even if advised of the possibility of such loss or damage or if such loss or damage could have been reasonably foreseen.

Section 26.         Arbitration. Any dispute with respect to this Agreement shall be resolved by mediation and, if mediation is not successful, then by arbitration as provided herein.

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The parties agree first to endeavor to settle the dispute in an amicable manner by mediation administered by the American Arbitration Association (the “AAA”) or such other mediation service as is mutually agreeable to the parties to the dispute under either the AAA’s Commercial Mediation Rules or such other commercial mediation rules as is mutually agreeable to the parties to the dispute. The mediation shall take place in Los Angeles, California, with representatives of the parties present with full authority to negotiate a settlement. The parties must participate in the Mediation process with a neutral mediator for at least 10 hours over at least 2 days prior to commencement of any arbitration. If a party to the dispute refuses to participate in the mediation, the party demanding mediation may either compel mediation by seeking an appropriate order from a court of competent jurisdiction or proceed immediately to arbitration. Thereafter, any unresolved dispute shall be settled by arbitration administered by the AAA or such other arbitration service as is mutually agreeable to the parties to the dispute in accordance with the AAA’s Commercial Arbitration Rules or such other commercial arbitration rules as is mutually agreeable to the parties to the dispute. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, and the resolution of the disputed matter as determined by the arbitrator(s) shall be binding on the parties. Any such mediation or arbitration shall be conducted in Los Angeles.

Any party may, without inconsistency with this Agreement, seek from a court any interim or provisional relief that may be necessary to protect the rights or property of that party pending the establishment of the arbitral tribunal, or pending the arbitral tribunal’s determination of the merits of the controversy.

The arbitrator(s) may award costs and fees to the prevailing party if, in his/her (their) discretion, the non-prevailing party did not prosecute the arbitration or settlement of the dispute in good faith. “Costs and fees” for this purpose shall mean reasonable pre-award expenses of the arbitration, including fees for the arbitrator(s), administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone, court costs, witness fees and attorneys’ fees. Except as otherwise awarded by the arbitrator(s), all costs and fees shall be borne by the party incurring such costs and fees.

The award shall be in writing and shall be signed by the arbitrator(s) and shall include a statement regarding the disposition of any statutory claim.

Section 27.         Left Intentionally Blank

Section 28.         Severability. If any part of this Agreement is held to be unenforceable or invalid under, or in conflict with, the applicable law of any jurisdiction, the unenforceable, invalid or conflicting part shall, to the extent permitted by applicable law, be narrowed or replaced, to the extent possible, with a judicial construction in such jurisdiction that effectuates the intent of the parties regarding this Agreement and such unenforceable, invalid or conflicting part. To the extent permitted by applicable law, notwithstanding the unenforceability, invalidity or conflict with applicable law of any part of this Agreement, the remaining parts shall be valid, enforceable and binding on the parties.

Section 29.         Notices.

(a)          All notices, requests, consents and demands by the parties hereunder shall be delivered by hand, by telecopier, by recognized national overnight courier or by deposit in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, addressed to the party to be notified at the addresses set forth below:

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(i)          if to the Holder:

Tengis Garamgaibaatar

Bayangol district Khoroo 20

Ulaanbaatar, Mongolia

with a copy to:

MDS & KHANLEX LLP

Maizorig Janchivdorj

5th Floor, Express Tower, Baga toiruu, 1 Khoroo,
Chingeltei district, Ulaanbaatar Mongolia

(ii)         if to MNHD or HERC:

Mongolia Holdings, Inc

2300 W. Sahara Avenue

Suite 800

Las Vegas, NV 89102

(702) 949-9449 Office

(702) 932-1577 Fax

with a copy to:

Elliot H. Lutzker

Davidoff Hutcher & Citron LLP

605 Third Ave., 34th Floor

New York, NY 10158

Direct: (646) 428-3210

Main: (212) 557-7200

Fax: (212) 286-1884

(b)          Notices given by mail shall be deemed effective on the earlier of the date shown on the proof of receipt of such mail or, unless the recipient proves that the notice was received later or not received, three (3) days after the date of mailing thereof. Other notices shall be deemed given on the date of receipt. Any party hereto may change the address specified herein by written notice to the other parties hereto.

Section 30.         Amendment; Non-Waivers. Any provision of this Agreement may be amended, if and only if, such amendment is written and signed by each party to this Agreement. Neither any failure nor any delay on the part of any party to this Agreement in exercising any right, power or privilege hereunder shall operate as a waiver of any rights of such party, unless such waiver is made by a writing executed by the party and delivered to the other parties hereto, nor shall a single or partial exercise of any right preclude any other or further exercise of any other right, power or privilege accorded to any party hereto.

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Section 31.         Disclosure. From and after the date of this Agreement until the Closing or the termination of this Agreement, the Holder or Monroad, LLC will not (i) solicit or encourage inquiries or proposals with respect to, or furnish any information relating to, or participate in, any negotiations or discussions concerning the sale of Monroad, LLC, the Stock, Business or underlying Assets with anyone other than MNHD and HERC; or (ii) unless otherwise required by law, neither party shall make any public announcement without prior approval of the language of such announcement by the other.

Section 32.         Assignment. This Agreement may not be assigned by any party without the prior written consent of the other parties.

Section 33.         Further Action. Each of the parties hereto shall use its best efforts to take or cause to be taken, and to cooperate with the other parties hereto to the extent necessary with respect to, all action, and to do, or cause to be done, consistent with applicable law, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

Section 34.         Headings. The headings contained herein are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 35.         Counterparts. This Agreement may be executed and delivered in multiple counterpart copies, each of which shall be an original and all of which shall constitute one and the same agreement.

- The balance of this page left intentionally blank –

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first above written.

SOLE SHAREHOLDER OF MONROAD, LLC
(HOLDER)

By:	/s/ Garamgaibaatar Batkhuu
Garamgaibaatar Batkhuu

MONROAD, LLC

By:	/s/ Tengis Garamgaibaatar
Tengis Garamgaibaatar, CEO

HERC, LLC
(HERC)

By:	/s/ Gary Kucher
Gary Kucher, Sole Director

MONGOLIA HOLDINGS, INC.
(MNHD)

By:	/s/ Brad Siniscalchi
Brad Siniscalchi, President

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